SUB-ITEM 77Q3

AIM CORE PLUS BOND FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   8/31/2009
FILE NUMBER :        811-09913
SERIES NO.:          11

72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A               $    18

        2 Dividends for a second class of open-end company shares (000's Omitted)
          Class B               $     1
          Class C               $     1
          Class R               $    --
          Class Y               $     1
          Institutional Class   $     1

73A. Payments per share outstanding during the entire current period: (form nnn.nnnn)

        1 Dividends from net investment income
          Class A                0.0672

        2 Dividends for a second class of open-end company shares (form nnn.nnnn)
          Class B                0.0485
          Class C                0.0485
          Class R                0.0610
          Class Y                0.0735
          Institutional Class    0.0735

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                   280

        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                    20
          Class C                    22
          Class R                    10
          Class Y                    12
          Institutional Class        10

74V.    1 Net asset value per share (to nearest cent)
          Class A               $ 10.29

        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B               $ 10.29
          Class C               $ 10.29
          Class R               $ 10.29
          Class Y               $ 10.29
          Institutional Class   $ 10.29